Exhibit 99.1

   Flexsteel Announces First Quarter Fiscal 2007 Operating Results


    DUBUQUE, Iowa--(BUSINESS WIRE)--Oct. 19, 2006--Flexsteel
Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its first fiscal quarter ended September 30, 2006.

    The Company reported net sales for the quarter ended September 30, 2006 of $101.3 million compared to the prior year quarter of $97.4 million, an increase of 4.0%. Net income for the current quarter was $0.6 million or $0.09 per share compared to $1.0 million or $0.15 per share in the prior year quarter, a decrease of 42.9%.

    For the quarter ended September 30, 2006, residential net sales were $56.9 million, a decrease of 2.2% from the prior year quarter net sales of $58.1 million. Recreational vehicle net sales were $15.9 million, a decrease of 12.8% from the prior year quarter net sales of $18.3 million. Commercial net sales were $28.5 million compared to $21.0 million in the prior year quarter, an increase of 35.7%.

    Gross margin for the quarter ended September 30, 2006 was 18.2% compared to 19.6% in the prior year quarter. The gross margin decline is a result of increased manufacturing and warehousing costs, and under absorption of fixed manufacturing costs.

    Selling, general and administrative expenses were 17.1% and 17.9% of net sales for the quarters ended September 30, 2006 and 2005, respectively. The decrease in quarterly SG&A expenses is due primarily to lower collection related expenses and reduction in other administrative expenses when compared to the prior year quarter.

    Working capital (current assets less current liabilities) at September 30, 2006 was $97.5 million compared to $86.6 million at September 30, 2005. Net cash provided by operating activities was $4.9 million at September 30, 2006. Net cash used in operating activities was $6.8 million at September 30, 2005.

    Capital expenditures were $0.6 million for the quarter ended September 30, 2006. Depreciation and amortization expense was $1.4 million and $1.3 million for the fiscal quarters ended September 30, 2006 and 2005, respectively. The Company expects that capital expenditures will be approximately $4.0 million for the remainder of the 2007 fiscal year as compared to $3.4 million for the prior fiscal year.

    All earnings per share amounts are on a diluted basis.

    Outlook

    The U. S. economy and the U.S. furniture industry, including Flexsteel, have always been impacted by world events. However, with the increasing globalization of world markets and economies, the impact of change, both positive and negative, is felt sooner and stronger than ever before. As conflicts play out in various regions of the world, there is uncertainty related to interest rates and volatility with respect to energy costs, factors that we believe will continue to have an adverse effect on the demand for the products that we design, manufacture and market.

    Retail furniture stores, the primary driver of demand for our residential seating products, have faced a very challenging business environment for the last eighteen months. The demand for recreational vehicles at the wholesale level is the main driving force for our products in the recreational vehicle seating application. Despite the generally favorable longer-term demographics that are expected by the recreational vehicle industry, current demand at the wholesale level has been soft. Improvement in this industry is not expected until the next model year is introduced late in our fourth quarter of the 2007 fiscal year. Our products intended for commercial applications have been well received and the demand for these products is expected to remain strong for the remainder of the 2007 fiscal year.

    We continue to take actions to address top line growth for each product application and our overall profitability by focusing on those areas that we can control or significantly influence including: new product introductions, refining existing product offerings, adjusting selling and delivery prices, adjusting production capacity and levels and implementing cost control measures for inventory and capital expenditures. Our management believes that we are in a position to respond to the rapid changes that are affecting most of the markets we serve. We will continue to develop products for alternative applications and distribution.

    We believe that our strategy of providing furniture from a selection of domestically manufactured and imported products is sound business practice. We believe that this blended strategy gives us the opportunity to successfully participate in all the important avenues of furniture distribution in the United States.

    Analysts Conference Call

    We will host a conference call for analysts on Friday, October 20, 2006, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 6204349. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 6204349.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our Web site at http://www.flexsteel.com.


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                          September 30,    June 30,
                                              2006           2006
                                          -------------  -------------
ASSETS

CURRENT ASSETS:
      Cash and cash equivalents......... $   3,363,983  $   1,985,768
      Investments.......................       871,044        817,618
      Trade receivables, net............    47,364,631     51,179,791
      Inventories.......................    84,672,252     84,769,972
      Other.............................     5,855,301      6,634,121
                                          -------------  -------------
Total current assets....................   142,127,211    145,387,270

NONCURRENT ASSETS:
      Property, plant, and equipment,
       net..............................    23,394,373     24,158,041
      Other assets......................    13,570,608     13,780,393
                                          -------------  -------------

TOTAL................................... $ 179,092,192  $ 183,325,704
                                          =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade............. $  15,131,207  $  15,768,435
   Notes payable and current maturities
    of long-term debt...................     7,482,430      9,466,643
   Accrued liabilities..................    21,991,227     23,164,927
                                          -------------  -------------
Total current liabilities...............    44,604,864     48,400,005

LONG-TERM LIABILITIES:
   Long-term debt.......................    21,713,839     21,846,386
   Other long-term liabilities..........     5,586,195      5,576,988
                                          -------------  -------------
Total liabilities.......................    71,904,898     75,823,379

SHAREHOLDERS' EQUITY....................   107,187,294    107,502,325
                                          -------------  -------------

TOTAL................................... $ 179,092,192  $ 183,325,704
                                          =============  =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                Three Months Ended
                                                  September 30,
                                            --------------------------
                                               2006          2005
                                            ------------  ------------
NET SALES................................. $101,339,556  $ 97,435,163
COST OF GOODS SOLD........................  (82,934,329)  (78,291,968)
                                            ------------  ------------
GROSS MARGIN..............................   18,405,227    19,143,195
SELLING, GENERAL AND ADMINISTRATIVE.......  (17,280,977)  (17,486,666)
                                            ------------  ------------
OPERATING INCOME..........................    1,124,250     1,656,529
                                            ------------  ------------
OTHER INCOME(EXPENSE):
     Interest and other income............      157,720       169,305
     Interest expense.....................     (388,845)     (260,281)
                                            ------------  ------------
          Total...........................     (231,125)      (90,976)
                                            ------------  ------------
INCOME BEFORE INCOME TAXES................      893,125     1,565,553
PROVISION FOR INCOME TAXES................     (330,000)     (580,000)
                                            ------------  ------------
NET INCOME................................ $    563,125  $    985,553
                                            ============  ============
AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING:
      Basic...............................    6,565,028     6,547,362
                                            ============  ============
      Diluted.............................    6,570,874     6,563,180
                                            ============  ============
EARNINGS PER SHARE OF COMMON STOCK:
      Basic............................... $       0.09  $       0.15
                                            ============  ============
      Diluted............................. $       0.09  $       0.15
                                            ============  ============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                 Three Months Ended
                                                   September 30,
                                              ------------------------
                                                 2006         2005
                                              -----------  -----------
OPERATING ACTIVITIES:
Net income.................................. $   563,125  $   985,553
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
    Depreciation and amortization...........   1,364,335    1,320,997
    Gain on disposition of capital assets...      (5,782)     (18,950)
    Changes in operating assets and
     liabilities............................   2,965,513   (9,096,331)
                                              -----------  -----------
Net cash provided by (used in) operating
 activities.................................   4,887,191   (6,808,731)
                                              -----------  -----------

INVESTING ACTIVITIES:
    Net sales (purchases) of investments....      11,187      (27,942)
    Proceeds from sale of capital assets....       6,700       18,950
    Capital expenditures....................    (572,944)    (238,889)
                                              -----------  -----------
Net cash used in investing activities.......    (555,057)    (247,881)
                                              -----------  -----------

FINANCING ACTIVITIES:
    Net (payment) proceeds of borrowings....  (2,116,760)   7,642,977
    Dividends paid..........................    (853,287)    (850,387)
    Proceeds from issuance of common stock..      16,129       18,696
                                              -----------  -----------
Net cash (used in) provided by financing
 activities.................................  (2,953,918)   6,811,286
                                              -----------  -----------

Increase (decrease) in cash and cash
 equivalents................................   1,378,215     (245,326)
Cash and cash equivalents at beginning of
 period.....................................   1,985,768    1,706,584
                                              -----------  -----------
Cash and cash equivalents at end of period.. $ 3,363,983  $ 1,461,258
                                              ===========  ===========

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392